Exhibit 99.1

FOR IMMEDIATE RELEASE

FNCB Bancorp, Inc. Announces First Quarter 2020 Earnings

Dunmore, Pa., April 27, 2020/Globe Newswire/—FNCB Bancorp, Inc. (NASDAQ: FNCB; www.fncb.com), the parent company of Dunmore-based FNCB Bank (the “Bank”), today reported net income of $2.1 million, or $0.10 per basic and diluted share, for the three months ended March 31, 2020, a decrease of $0.5 million, or 21.7% from $2.6 million, or $0.14 per basic and diluted share, for the comparable period of 2019. Return on average assets and return on average shareholders’ equity were 0.69% and 6.06%, respectively, in 2020, compared to 0.86% and 9.70%, respectively in 2019. The decline in first quarter 2020 earnings was primarily caused by a $1.3 million increase in the provision for loan and lease losses which reflected deteriorating economic conditions brought on by the COVID-19 global pandemic.

FNCB declared and paid dividends in the first quarter of 2020 of $0.055 per share, an increase of $0.005 per share, or 10.0%, compared to $0.05 per share for the same quarter of 2019. The first quarter 2020 dividend equated to a dividend yield of approximately 3.2% based on the closing stock price of $6.91 per share at March 31, 2020.

First Quarter 2020 Highlights as compared to the First Quarter of 2019:

●	Net interest income (FTE) increased $0.2 million, or 2.5%;
●	Yield on earnings assets (FTE) decreased 1 basis point to 4.05% in 2020 from 4.06% in 2019;
●	Cost of funds decreased 22 basis points to 0.89% in 2020 from 1.11% in 2019;
●	Net interest margin (FTE) improved 21 basis points to 3.35% in 2020, compared to 3.14% in 2019;
●	Non-interest income increased $0.2 million, or 11.8%;
●	Non-interest expense decreased $0.2 million, or 3.0%;
●	Efficiency ratio improved to 66.46% in 2020 compared to 71.24% in 2019; and
●	Total capital increased $14.1 million, or 11.4% to $137.9 million from $123.8 million comparing March 31, 2020 and 2019, respectively.

CEO Commentary and FNCB's Response to COVID-19

"In 2020, we are celebrating the 110th anniversary of our wholly-owned subsidiary, FNCB Bank as a community bank," announced Gerard A. Champi, FNCB's President and Chief Executive Officer. "Our celebration, however, has been tempered by the recent outbreak of COVID-19. We would like to extend our sympathies to the families of those lost to COVID-19 and our sincere gratitude and appreciation to all those working in healthcare and essential locations who are fighting this disease head on. Additionally, I would like to thank all the members of our FNCB team who are dedicated to helping our customers and communities navigate through the challenges of this difficult time.

The health and safety of our employees and customers has been at the forefront since the beginning of this crisis. To address the financial needs of our community in a safe and consistent manner, our offices remain open for regular business via our drive-thru facilities, call center and online and mobile banking applications. We are also a member of the AllPoint® ATM Network, giving our customers access to over 55,000 surcharge-free ATMs. For customers needing in-person service, we are offering a by-appointment option while adhering to social distancing mandates. We also quickly adapted and took measures to ensure the safety of our staff by practicing social distancing, eliminating travel and in-person meetings and have provided the technology so the majority of our operational staff can work remotely. As an additional customer resource, we have included a COVID-19 information page on our website, www.fncb.com/covid19help, that includes general information about FNCB's response to the pandemic, assistance that is available and an information section to help customers avoid virus-related scams.

In the early stage of the crisis, we proactively conducted a bank-wide outreach effort. Our community office managers and personal bankers personally called their customers to discuss any concerns and to let them know we are here to help them in any way we can. We continue to reach out to our customers and strongly encourage them to call for assistance.

To provide financial stability for both our personal and business customers that are facing unemployment, temporary furloughs and closures, we quickly rolled out a payment deferral program providing for either a three-month interest-only period or full payment deferral for three months. As of April 22, 2020, we assisted 695 customers under our payment deferral program, with the total principal balance of loans modified of $137.5 million. We also developed a special "Personal Relief Loan," an unsecured, 36-month, low-interest loan up to $5,000 for individuals financially impacted by COVID-19 due to temporary loss of employment. Additionally, in light of our mission to be a simply better bank for our community, we suspended all repossession and foreclosure activity and have suspended certain deposit service charges related to debit card usage.

The CARES Act stimulus package passed by Congress included Small Business Administration (SBA) lending programs that offered relief for small businesses. Part of the package included the Paycheck Protection Program (PPP), an initiative that provides 100% federally guaranteed loans to small businesses. As an SBA Lender, FNCB Bank is actively participating in PPP loans, assisting our small business community through this crisis. On April 16, 2020, when the SBA announced funding had been exhausted, we were able to serve 379 small businesses with loans totaling $88.1 million.

We anticipate the COVID-19 pandemic will impact our business in future periods. As we do not yet know the length and severity of the economic downturn, we cannot determine or estimate the magnitude of the impact at this time. We will continue to work diligently to address these and any other issues that arise due to the COVID-19 pandemic. We believe that the steps we took in 2019 to strengthen our balance sheet and capital position will allow us to withstand the challenges that may be presented. We are committed to continuing to serve the needs of our customers, employees and communities and stand ready to work together to get through this uncertain time," Champi concluded.

The following are examples of ways in which FNCB's business may be affected, among others:

●	Significantly lower market interest rates may have a negative impact on FNCB's loan yields as variable-rate loans and securities indexed to prime and LIBOR will reprice downward;
●	Non-interest income could decrease because of waived service charges and loan fees;
●	Point-of-sale fee income may decline due to a decrease in debit card spending due to the "Stay at Home" requirements;
●	Non-interest expense could increase as a result of additional cleaning costs, supplies, equipment and other items needed to address the effects of COVID-19;
●	Additional loan modifications may occur and borrowers may default on their loans, which may result in additional credit-related provisioning;
●	Sustained contraction in economic activity may result in reduced demand for our products and services; and
●	Continued stock market volatility could cause the price of our common stock to fluctuate, including for reasons unrelated to our performance.

Summary Results

Tax-equivalent net interest income for the first quarter of 2020 increased $0.2 million, or 2.5% to $9.3 million compared to $9.1 million for the same period of 2019. Additionally, FNCB’s tax-equivalent net interest margin improved 21 basis points to 3.35% for the three months ended March 31, 2020 from 3.14% for the same period of 2019. The year over year improvement in both tax-equivalent net interest income and the net interest margin primarily reflected a 22 basis-point decrease in FNCB's cost of funds to 0.89% for the first quarter of 2020 from 1.11% for the same quarter of 2019. The decrease in the cost of funds was due primarily to a 92 basis-point reduction in the cost of borrowed funds, coupled with an 18 basis-point decrease in the cost of interest-bearing deposits, both of which largely reflected the effect of lower short-term interest rates.  Tax-equivalent net interest income also benefited from a $78.9 million, or 8.2%, reduction in average interest-bearing liabilities, which was partially offset by a  $43.9 million, or 3.8%, decrease in average earning assets and a 1 basis point reduction in the tax-equivalent earning-asset yield.

On a linked quarter basis, the tax-equivalent net interest margin contracted 3 basis points from 3.38% for the fourth quarter of 2019, which was primarily due to an 11 basis point decrease in the tax-equivalent yield on earning assets to 4.05% for the first quarter of 2020 from 4.16% for the fourth quarter of 2019. Partially offsetting the decline in yield was a 9 basis point reduction in the cost of funds from 0.98% for the three months ended December 31, 2019. For purposes of presenting net interest income, earning-asset yields and net interest margin information on a tax-equivalent basis, tax-free interest income is adjusted using the statutory federal corporate income tax rate of 21.0% for 2020 and 2019.

For the quarter ended March 31, 2020, non-interest income amounted to $1.7 million, an increase of $179 thousand, or 11.8%, compared to $1.5 million for the same period of 2019.  The positive change in non-interest income was primarily due to a $140 thousand, or 20.4% increase in deposit service charges. In the second half of 2019, FNCB engaged an independent third-party to conduct a comprehensive evaluation of FNCB's non-interest revenue streams and fee structure to identify opportunities for enhancement. Recommendations to FNCB's fee structure arising from the assessment were fully implemented prior to the beginning of 2020, driving the increase in deposit service charges. Also favorably impacting non-interest income were increases in net gains on the sale of residential mortgage loans and income from merchant services. These increases were partially offset by reductions in net gains on the sale of available-for-sale debt securities and loan-related fees.

For the three months ended March 31, 2020, non-interest expense decreased $220 thousand, or 3.0%, to $7.2 million from $7.4 million for the comparable three months of 2019. The decrease primarily reflected decreases in professional fees, regulatory assessments and data processing costs, partially offset by increases in occupancy expense and salaries and employee benefit costs.

The increases in net interest income and non-interest income, coupled with the reduction in non-interest expense, resulted in an improvement in FNCB's efficiency ratio year over year to 66.46% for the first quarter of 2020 from 71.24% for the same quarter of 2019.

Asset Quality

Total non-performing loans were $8.6 million, or 1.03% of total loans, at March 31, 2020, an increase of $2.4 million, or 38.9%, compared to $6.2 million, or 0.74% of total loans, at March 31, 2019. However, on a linked quarter basis, non-performing loans decreased $0.5 million, or 5.6%, from $9.1 million, or 1.10% of total loans, at December 31, 2019. FNCB’s loan delinquency rate (total delinquent loans as a percentage of total loans) was 1.41% at March 31, 2020 compared to 1.46% at December 31, 2019 and 1.28% at March 31, 2019. Annualized net loans charged off, as a percentage of average loans, was 0.09% for the three months ended March 31, 2020 compared to 0.05% for the same period of 2019. The provision for loan and lease losses totaled $1.2 million for the first quarter of 2020, an increase of $1.3 million as compared to a release of reserves of $0.1 million for the same period of 2019. The allowance for loan and lease losses was $9.9 million, or 1.19% of total loans at March 31, 2020, compared to $8.9 million, or 1.08% of total loans at December 31, 2019 and $9.3 million, or 1.10% at March 31, 2019. The increase in credit provisioning in the first quarter of 2020 was primarily related to economic disruption and uncertainty caused by the COVID-19 pandemic.

Financial Condition

Total assets increased $44.7 million, or 3.7%, to $1.248 billion at March 31, 2020 from $1.203 billion at December 31, 2019. The change in the balance sheet primarily reflected increases in available-for-sale debt securities, loans, net of net deferred loan costs and unearned income, and cash and cash equivalents. Available-for-sale debt securities increased $29.8 million, or 10.9%, to $302.6 million at March 31, 2020 from $272.8 million at December 31, 2019. Loans, net of net deferred loan costs and unearned income, increased $6.5 million, or 0.8%, to $834.9 million at March 31, 2020 from $828.5 million at December 31, 2019, which primarily reflected strong demand for commercial and industrial loans and an increase in loans to state and political subdivisions, partially offset by a reduction in consumer loans due to runoff of indirect automobile loans. Cash and cash equivalents were $45.5 million at March 31, 2020, an increase of $11.0 million, or 31.8%, compared to $34.6 million at December 31, 2019. Total deposits were relatively stable and equaled $1.002 billion at March 31, 2020 and December 31, 2019. Interest-bearing deposits decreased $1.9 million, or 0.2%, to $820.3 million at March 31, 2020 from $822.2 million at December 31, 2019. Partially offsetting the reduction in interest-bearing deposits was a $1.8 million, or 1.0%, increase in non-interest-bearing demand deposits to $181.2 million at March 31, 2020 from $179.5 million at December 31, 2019. Total borrowed funds increased $41.0 million to $98.2 million at March 31, 2020 from $57.2 million at December 31, 2019.

Total shareholders’ equity increased $4.3 million, or 3.2%, to $137.9 million at March 31, 2020 from $133.6 million at December 31, 2019.  Factoring into the capital improvement was first quarter 2020 net income of $2.1 million and a $3.3 million positive change in other comprehensive income related entirely to appreciation in the fair value of available-for-sale debt securities, net of deferred taxes, partially offset by dividends declared of $1.1 million. On a linked quarter basis, FNCB's tangible book value improved $0.22, or 3.3%, to $6.84 per share at March 31, 2020 from $6.62 per share at December 31, 2019, and $0.68 per share, or 11.0%, year over year from $6.16 per share at March 31, 2019. FNCB Bank’s total risk-based capital and Tier I leverage ratios improved to 15.44% and 11.09%, respectively, at March 31, 2020 compared to 14.77% and 10.36%, respectively, at December 31, 2019.

Availability of Filings

Copies of FNCB’s most recent Annual Report on Form 10-K and Quarterly Reports on form 10-Q will be provided upon request from: Shareholder Relations, FNCB Bancorp, Inc., 102 East Drinker Street, Dunmore, PA 18512 or by calling (570) 348-6419. FNCB’s SEC filings including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are also available free of charge on the Investor Relations page of FNCB’s website, www.fncb.com, and on the SEC website at: http://www.sec.gov/edgar/searchedgar/companysearch.html

About FNCB Bancorp, Inc.:

FNCB Bancorp, Inc. is the bank holding company of FNCB Bank. Locally-based for 110 years, FNCB Bank continues as a premier community bank in Northeastern Pennsylvania – offering a full suite of personal, small business and commercial banking solutions with industry-leading mobile, online and in-branch products and services. FNCB currently operates through 17 community offices located in Lackawanna, Luzerne and Wayne Counties and a limited purpose office in Lehigh County, and remains dedicated to making its customers’ banking experience simply better. For more information about FNCB, visit www.fncb.com.

INVESTOR CONTACT:

James M. Bone, Jr., CPA

Executive Vice President and Chief Financial Officer

FNCB Bank

(570) 348-6419

james.bone@fncb.com

FNCB may from time to time make written or oral “forward-looking statements,” including statements contained in our filings with the Securities and Exchange Commission (“SEC”), in its reports to shareholders, and in other communications, which are made in good faith by us pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to FNCB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond our control). The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause FNCB’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in our markets; the effects of, and changes in trade, monetary, fiscal and tax policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services; the ability of FNCB to compete with other institutions for business, including for deposit and loan growth: the composition and concentrations of FNCB’s lending risk and the adequacy of FNCB’s reserves to manage those risks; the valuation of FNCB’s investment securities; the ability of FNCB to pay dividends or repurchase common shares; the ability of FNCB to retain key personnel; the impact of any pending or threatened litigation against FNCB; the marketability of shares of FNCB stock and fluctuations in the value of FNCB’s share price; the effectiveness of FNCB’s system of internal controls; the ability of FNCB to attract additional capital investment; the outbreak of a highly infectious or contagious disease, such as COVID-19; the impact of changes in financial services’ laws and regulations (including laws concerning capital adequacy, taxes, banking, securities and insurance); the ability of FNCB to identify future acquisition targets, complete acquisitions and integrate new teams into FNCB’s operations; the impact of technological changes and security risks upon our information technology systems; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, and the success of FNCB at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in FNCB’s filings with the SEC.

FNCB cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this report, even if subsequently made available by FNCB on its website or otherwise. FNCB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of FNCB to reflect events or circumstances occurring after the date of this report.

Readers should carefully review the risk factors described in the Annual Report and other documents that FNCB periodically files with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2019.

FNCB Bancorp, Inc.
Selected Financial Data

	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
	2020	2019	2019	2019	2019
Per share data:
Net income (fully diluted)	$0.10	$0.17	$0.12	$0.13	$0.14
Cash dividends declared	$0.055	$0.050	$0.050	$0.050	$0.050
Book value	$6.84	$6.62	$6.57	$6.44	$6.16
Tangible book value	$6.84	$6.62	$6.57	$6.44	$6.16
Market value:
High	$8.54	$8.86	$9.41	$8.12	$10.68
Low	$5.10	$7.03	$7.03	$7.16	$7.14
Close	$6.91	$8.45	$7.81	$7.74	$7.70
Common shares outstanding	20,174,250	20,171,408	20,169,492	20,148,017	20,108,560

Selected ratios:
Annualized return on average assets	0.69%	1.15%	0.80%	0.85%	0.86%
Annualized return on average shareholders' equity	6.06%	10.43%	7.30%	8.19%	9.70%
Efficiency ratio	66.46%	67.35%	69.20%	68.12%	71.24%
Tier I leverage ratio (FNCB Bank)	11.09%	10.36%	11.01%	10.69%	10.07%
Total risk-based capital to risk-adjusted assets (FNCB Bank)	15.44%	14.77%	15.37%	15.25%	14.49%
Average shareholders' equity to average total assets	11.37%	11.01%	10.96%	10.41%	8.89%
Yield on earning assets (FTE)	4.05%	4.16%	4.22%	4.15%	4.06%
Cost of funds	0.89%	0.98%	1.11%	1.11%	1.11%
Net interest spread (FTE)	3.16%	3.18%	3.11%	3.04%	2.95%
Net interest margin (FTE)	3.35%	3.38%	3.32%	3.25%	3.14%
Total delinquent loans/total loans	1.41%	1.46%	1.16%	0.99%	1.28%
Allowance for loan and lease losses/total loans	1.19%	1.08%	1.11%	1.10%	1.10%
Non-performing loans/total loans	1.03%	1.10%	0.73%	0.65%	0.74%
Annualized net charge-offs/average loans	0.09%	0.16%	0.13%	0.32%	0.05%

FNCB Bancorp, Inc.
Year-to-Date Consolidated Statements of Income

	Three Months Ended
	March 31,
(in thousands, except share data)	2020	2019
Interest income
Interest and fees on loans	$9,139	$9,407
Interest and dividends on securities
U.S. government agencies	750	893
State and political subdivisions, tax-free	57	37
State and political subdivisions, taxable	765	1,021
Other securities	412	205
Total interest and dividends on securities	1,984	2,156
Interest on interest-bearing deposits in other banks	21	46
Total interest income	11,144	11,609
Interest expense
Interest on deposits	1,660	2,238
Interest on borrowed funds
Interest on Federal Reserve Bank discount window advances	-	-
Interest on Federal Home Loan Bank of Pittsburgh advances	219	287
Interest on subordinated debentures	-	24
Interest on junior subordinated debentures	88	114
Total interest on borrowed funds	307	425
Total interest expense	1,967	2,663
Net interest income before provision (credit) for loan and lease losses	9,177	8,946
Provision (credit) for loan and lease losses	1,151	(154)
Net interest income after provision (credit) for loan and lease losses	8,026	9,100
Non-interest income
Deposit service charges	825	685
Net gain on the sale of securities	149	160
Net gain on equity securities	14	12
Net gain on the sale of mortgage loans held for sale	96	56
Loan-related fees	56	79
Income from bank-owned life insurance	129	131
Merchant services revenue	135	118
Loan referral fees	42	-
Other	248	274
Total non-interest income	1,694	1,515
Non-interest expense
Salaries and employee benefits	3,929	3,899
Occupancy expense	554	550
Equipment expense	371	307
Data processing expense	725	781
Regulatory assessments	59	168
Bank shares tax	300	278
Professional fees	188	332
Other operating expenses	1,079	1,110
Total non-interest expense	7,205	7,425
Income before income taxes	2,515	3,190
Income tax expense	452	555
Net income	$2,063	$2,635

Income per share
Basic	$0.10	$0.14
Diluted	$0.10	$0.14

Cash dividends declared per common share	$0.055	$0.050
Weighted average number of shares outstanding:
Basic	20,172,498	18,720,502
Diluted	20,176,565	18,733,652

FNCB Bancorp, Inc.
Quarter-to-Date Consolidated Statements of Income

	Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(in thousands, except share data)	2020	2019	2019	2019	2019
Interest income
Interest and fees on loans	$9,139	$9,505	$9,488	$9,418	$9,407
Interest and dividends on securities
U.S. government agencies	750	822	924	906	893
State and political subdivisions, tax-free	57	37	37	38	37
State and political subdivisions, taxable	765	718	713	811	1,021
Other securities	412	364	314	210	205
Total interest and dividends on securities	1,984	1,941	1,988	1,965	2,156
Interest on interest-bearing deposits in other banks	21	33	30	79	46
Total interest income	11,144	11,479	11,506	11,462	11,609
Interest expense
Interest on deposits	1,660	1,818	1,901	2,144	2,238
Interest on borrowed funds
Interest on Federal Reserve Bank discount window advances	-
Interest on Federal Home Loan Bank of Pittsburgh advances	219	253	448	253	287
Interest on subordinated debentures	-	-	-	-	24
Interest on junior subordinated debentures	88	99	106	111	114
Total interest on borrowed funds	307	352	554	364	425
Total interest expense	1,967	2,170	2,455	2,508	2,663
Net interest income before provision (credit) for loan and lease losses	9,177	9,309	9,051	8,954	8,946
Provision (credit) for loan and lease losses	1,151	(33)	637	347	(154)
Net interest income after provision (credit) for loan and lease losses	8,026	9,342	8,414	8,607	9,100
Non-interest income
Deposit service charges	825	832	797	721	685
Net gain on the sale of securities	149	525	379	163	160
Net gain (loss) on equity securities	14	(2)	5	14	12
Net gain on the sale of mortgage loans held for sale	96	55	69	73	56
Net gain on the sale of other real estate owned	-	-	11	9	-
Loan-related fees	56	147	80	72	79
Income from bank-owned life insurance	129	126	134	129	131
Merchant services revenue	135	145	142	131	118
Loan referral fees	42	670	33	-	-
Other	248	198	181	266	274
Total non-interest income	1,694	2,696	1,831	1,578	1,515
Non-interest expense
Salaries and employee benefits	3,929	3,884	3,911	3,824	3,899
Occupancy expense	554	494	460	444	550
Equipment expense	371	351	332	329	307
Data processing expense	725	801	742	789	781
Regulatory assessments	59	41	21	76	168
Bank shares tax	300	(194)	205	277	278
Professional fees	188	332	189	203	332
Other operating expenses	1,079	2,097	1,469	1,180	1,110
Total non-interest expense	7,205	7,806	7,329	7,122	7,425
Income before income taxes	2,515	4,232	2,916	3,063	3,190
Income tax expense	452	744	513	514	555
Net income	$2,063	$3,488	$2,403	$2,549	$2,635

Income per share
Basic	$0.10	$0.17	$0.12	$0.13	$0.14
Diluted	$0.10	$0.17	$0.12	$0.13	$0.14

Cash dividends declared per common share	$0.055	$0.050	$0.050	$0.050	$0.050
Weighted average number of shares outstanding:
Basic	20,172,498	20,170,241	20,168,529	20,129,150	18,720,502
Diluted	20,176,565	20,175,758	20,172,282	20,133,850	18,733,652

FNCB Bancorp, Inc.
Consolidated Balance Sheets

	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(in thousands)	2020	2019	2019	2019	2019
Assets
Cash and cash equivalents:
Cash and due from banks	$15,243	$22,861	$30,900	$24,277	$25,683
Interest-bearing deposits in other banks	30,304	11,704	6,611	5,627	7,062
Total cash and cash equivalents	45,547	34,565	37,511	29,904	32,745
Available-for-sale debt securities, at fair value	302,638	272,839	254,666	285,855	274,114
Equity securities, at fair value	934	920	922	917	904
Restricted stock, at cost	4,224	3,804	4,194	4,618	3,120
Loans held for sale	470	1,061	1,140	419	609
Loans, net of net deferred costs and unearned income	834,935	828,479	836,877	814,420	838,864
Allowance for loan and lease losses	(9,907)	(8,950)	(9,315)	(8,945)	(9,253)
Net loans	825,028	819,529	827,562	805,475	829,611
Bank premises and equipment, net	17,447	17,518	17,274	15,923	14,991
Accrued interest receivable	3,387	3,234	3,038	3,640	3,706
Bank-owned life insurance	31,359	31,230	31,104	31,275	31,146
Other real estate owned	86	289	412	560	919
Other assets	17,112	18,552	19,367	20,208	22,526
Total assets	$1,248,232	$1,203,541	$1,197,190	$1,198,794	$1,214,451

Liabilities
Deposits:
Demand (non-interest-bearing)	$181,223	$179,465	$179,025	$157,856	$157,073
Interest-bearing	820,339	822,244	785,035	803,208	883,017
Total deposits	1,001,562	1,001,709	964,060	961,064	1,040,090
Borrowed funds:
Federal Reserve Bank discount window advances	10,000	-	-	-	-
Federal Home Loan Bank of Pittsburgh advances	77,934	46,909	79,458	87,223	28,988
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Total borrowed funds	98,244	57,219	89,768	97,533	39,298
Accrued interest payable	261	258	401	389	339
Other liabilities	10,233	10,748	10,394	10,102	10,942
Total liabilities	1,110,300	1,069,934	1,064,623	1,069,088	1,090,669

Shareholders' equity
Preferred stock	-	-	-	-	-
Common stock	25,217	25,214	25,211	25,184	25,135
Additional paid-in capital	81,209	81,130	81,058	80,864	80,827
Retained earnings	25,155	24,207	21,733	20,345	18,809
Accumulated other comprehensive income (loss)	6,351	3,056	4,565	3,313	(989)
Total shareholders' equity	137,932	133,607	132,567	129,706	123,782
Total liabilities and shareholders’ equity	$1,248,232	$1,203,541	$1,197,190	$1,198,794	$1,214,451

FNCB Bancorp, Inc.
Summary Tax-equivalent Net Interest Income

	Three Months Ended
	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(dollars in thousands)	2020	2019	2019	2019	2019
Interest income
Loans:
Loans - taxable	$8,693	$9,138	$9,170	$9,084	$8,940
Loans - tax-free	565	464	403	423	591
Total loans	9,258	9,602	9,573	9,507	9,531
Securities:
Securities, taxable	1,927	1,904	1,951	1,927	2,119
Securities, tax-free	72	47	47	48	47
Total interest and dividends on securities	1,999	1,951	1,998	1,975	2,166
Interest-bearing deposits in other banks	21	33	30	79	46
Total interest income	11,278	11,586	11,601	11,561	11,743
Interest expense
Deposits	1,660	1,818	1,901	2,144	2,238
Borrowed funds	307	352	554	364	425
Total interest expense	1,967	2,170	2,455	2,508	2,663
Net interest income	$9,311	$9,416	$9,146	$9,053	$9,080

Average balances
Earning assets:
Loans:
Loans - taxable	$780,855	$791,577	$781,963	$778,540	$784,359
Loans - tax-free	52,615	42,954	37,638	41,436	59,220
Total loans	833,470	834,531	819,601	819,976	843,579
Securities:
Securities, taxable	263,697	258,790	266,653	274,552	299,498
Securities, tax-free	7,698	4,598	4,611	4,624	4,638
Total securities	271,395	263,388	271,264	279,176	304,136
Interest-bearing deposits in other banks	8,396	16,841	10,007	14,420	9,495
Total interest-earning assets	1,113,261	1,114,760	1,100,872	1,113,572	1,157,210
Non-earning assets	90,387	90,245	90,807	85,429	81,868
Total assets	$1,203,648	$1,205,005	$1,191,679	$1,199,001	$1,239,078
Interest-bearing liabilities:
Deposits	$821,216	$830,318	$794,971	$851,726	$903,542
Borrowed funds	61,843	57,682	85,927	52,313	58,402
Total interest-bearing liabilities	883,059	888,000	880,898	904,039	961,944
Demand deposits	172,132	172,935	169,416	158,413	155,122
Other liabilities	11,636	11,361	10,730	11,698	11,801
Shareholders' equity	136,821	132,709	130,635	124,851	110,211
Total liabilities and shareholders' equity	$1,203,648	$1,205,005	$1,191,679	$1,199,001	$1,239,078

Yield/Cost
Earning assets:
Loans:
Interest and fees on loans - taxable	4.45%	4.62%	4.69%	4.67%	4.56%
Interest and fees on loans - tax-free	4.29%	4.32%	4.28%	4.08%	3.99%
Total loans	4.44%	4.60%	4.67%	4.64%	4.52%
Securities:
Securities, taxable	2.92%	2.94%	2.93%	2.81%	2.83%
Securities, tax-free	3.74%	4.09%	4.08%	4.15%	4.05%
Total securities	2.95%	2.96%	2.95%	2.83%	2.85%
Interest-bearing deposits in other banks	1.00%	0.78%	1.20%	2.19%	1.94%
Total earning assets	4.05%	4.16%	4.22%	4.15%	4.06%
Interest-bearing liabilities:
Interest on deposits	0.81%	0.88%	0.96%	1.01%	0.99%
Interest on borrowed funds	1.99%	2.44%	2.58%	2.78%	2.91%
Total interest-bearing liabilities	0.89%	0.98%	1.11%	1.11%	1.11%
Net interest spread	3.16%	3.18%	3.11%	3.04%	2.95%
Net interest margin	3.35%	3.38%	3.32%	3.25%	3.14%

FNCB Bancorp, Inc.
Asset Quality Data

	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(in thousands)	2020	2019	2019	2019	2019
At period end
Non-accrual loans, including non-accruing troubled debt restructured loans (TDRs)	$8,576	$9,084	$6,119	$5,302	$6,175
Loans past due 90 days or more and still accruing	-	-	-	-	-
Total non-performing loans	8,576	9,084	6,119	5,302	6,175
Other real estate owned (OREO)	86	289	412	560	919
Other non-performing assets	1,900	1,900	1,900	1,900	1,900
Total non-performing assets	$10,562	$11,273	$8,431	$7,762	$8,994

Accruing TDRs	$7,729	$7,745	$7,828	$7,897	$8,215

For the three months ended
Allowance for loan and lease losses
Beginning balance	$8,950	$9,315	$8,945	$9,253	$9,519
Loans charged-off	328	620	417	1,123	454
Recoveries of charged-off loans	134	288	150	468	342
Net charge-offs	194	332	267	655	112
Provision (credit) for loan and lease losses	1,151	(33)	637	347	(154)
Ending balance	$9,907	$8,950	$9,315	$8,945	$9,253